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                                                               EXHIBIT 6(b)2a


      WEST PENN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET - MARCH 31, 1999 PER BOOKS
               (Thousands of Dollars)

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                                                      Per Books  Adjustments  Pro Forma
ASSETS:
   Property, Plant, and Equipment:
        At original cost, including $80,023
           and $75,725 under construction           $ 3,377,431
        Accumulated depreciation                     (1,387,946)
                                                      1,989,485
   Investments and Other Assets:
        Allegheny Generating Company - common stock a    73,048
        Other                                               619
                                                         73,667
   Current Assets:
        Cash and temporary cash investments               6,198
        Accounts receivable:
            Electric service                            153,577
            Affiliated and other                         70,094
            Allowance for uncollectible accounts        (15,884)
        Materials and supplies - at average cost:
            Operating and construction                   45,227
            Fuel                                         28,364
        Prepaid taxes                                    32,706
        Regulatory assets                                17,372
        Other                                             1,775
                                                        339,429
   Deferred Charges:
        Regulatory assets                               479,862
        Unamortized loss on reacquired debt               3,961
        Other                                            36,824
                                                        520,647

              Total Assets                          $ 2,923,228

CAPITALIZATION AND LIABILITIES:
   Capitalization:
        Common stock                                $   465,994
        Other paid-in capital                            55,475
        Retained earnings                               198,392
                                                        719,861
        Preferred stock                                  79,708
        Long-term debt and QUIDS                        838,000
                                                      1,637,569
   Current Liabilities:
        Short-term debt                                  64,197
        Notes payable to affiliate                       54,000
        Accounts payable                                 78,537
        Accounts payable to affiliates                   56,900
        Taxes accrued:
            Federal and state income                     20,005
            Other                                        11,196
        Interest accrued                                 11,431
        Refunds payable                                  18,619
        Adverse power purchase commitments-ST            47,173
        Other                                            32,385
                                                        394,443
   Deferred Credits and Other Liabilities:
        Unamortized investment credit                    41,981
        Deferred income taxes                           259,885
        Regulatory liabilities                           29,221
        Adverse power purchase commitments-LT           526,952
        Other                                            33,177
                                                        891,216

              Total Capitalization and Liabilities  $ 2,923,228

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